THE SCHWAB FIXED ANNUITY(TM)
                    A FLEXIBLE PREMIUM DEFERRED FIXED ANNUITY
                                 Distributed by
                           CHARLES SCHWAB & CO., INC.
                  ---------------------------------------------
                                    Issued by
                         FIRST GREAT-WEST LIFE & ANNUITY
                                INSURANCE COMPANY

This prospectus describes interests under a flexible premium deferred annuity contract, The Schwab Fixed Annuity (the "Contract"). The Contract is issued either on a group basis or as individual contracts by First Great-West Life & Annuity Insurance Company (the "Company"). Participation in a group contract will be accounted for by the issuance of a certificate showing an interest under the group contract. The certificate and the individual contract are hereafter both referred to as the "Contract."

Your investment in the Contract may be allocated to the available Guarantee Periods. You are allowed to select one or more Guarantee Periods, each of which offers you a specified interest rate for a specified period. There may be a Market Value Adjustment on the amounts withdrawn from the Guarantee Period Fund prior to maturity. The Contract described by this prospectus is available only in New York and Iowa.

The minimum  initial  investment is $5,000  ($2,000 if an IRA) or $1,000 if made
under  an  Automatic   Contribution   Plan  ("ACP").   The  minimum   subsequent
Contribution is $500 (or $100 per month if made under an ACP).


A maximum Surrender Charge of three percent may be applicable for amounts withdrawn in the first three years. The Contract provides a Free Look Period of 10 days (30 days for replacement policies) from your receipt of the Contract, during which time you may cancel your investment in the Contract. Contributions will be allocated directly into the specified Guarantee Period(s).


Amounts allocated to a Guarantee Period may be subject to a Market Value Adjustment which could result in receipt of more or less than your Contributions if you surrender, Transfer, make a partial withdrawal, apply amounts to purchase an annuity before a Guarantee Period Maturity Date. Whether such a result actually occurs depends on the timing of the transaction, the amount of the Market Value Adjustment and the interest rate credited. The interest rate in subsequent Guarantee Periods may be more or less than the rate of a previous Guarantee Period.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. NO PERSON IS AUTHORIZED BY THE COMPANY TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERS CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. PLEASE READ THIS PROSPECTUS AND KEEP IT FOR FUTURE REFERENCE.


                          Prospectus Dated May 1, 1998


The Contracts are not deposits of, or guaranteed or endorsed by any bank, nor are the Contracts federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency. The Contracts involve certain investment risks, including possible loss of principal.

To Place Orders and for Annuity Account Information: Contact the Schwab Annuity Service Center at 800-838-0649 or P.O. Box 7806, San Francisco, California 94120-7806.

About This Prospectus: This prospectus concisely presents important information you should have before investing in the Contract. Please read it carefully and retain it for future reference.

                               TABLE OF CONTENTS

                                                                            Page


DEFINITIONS................................................................iii
KEY FEATURES OF THE ANNUITY................................................. 1
FEE TABLE....................................................................2
FIRST GREAT-WEST LIFE & ANNUITY  INSURANCE COMPANY ..........................3
THE GUARANTEE PERIOD FUND....................................................3
THE MARKET VALUE ADJUSTMENT..................................................5
APPLICATION AND CONTRIBUTIONS................................................6
TRANSFERS....................................................................7
CASH WITHDRAWALS.............................................................8
TELEPHONE TRANSACTIONS.......................................................9
DEATH BENEFIT................................................................9
CHARGES AND DEDUCTIONS......................................................11
PAYMENT OPTIONS.............................................................12
FEDERAL TAX MATTERS ........................................................16
ASSIGNMENTS OR PLEDGES......................................................19
DISTRIBUTION OF THE CONTRACTS...............................................20
SELECTED FINANCIAL DATA.....................................................20
RIGHTS RESERVED BY THE COMPANY..............................................28
LEGAL PROCEEDINGS ..........................................................28
LEGAL MATTERS...............................................................28
EXPERTS ....................................................................28
AVAILABLE INFORMATION.......................................................28
APPENDIX A..................................................................29
FINANCIAL STATEMENTS.......................................................F-1



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THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH
SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO DEALER, SALESPERSON, OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON.
       -----------------------------------------------------------------


The Contract described in this prospectus is available only in New York and Iowa.

                                  DEFINITIONS

Accumulation Period - The period between the Effective Date and the Payment Commencement Date.

Annuitant - The person named in the application upon whose life the payment of an annuity is based and who will receive annuity payments. If a Contingent Annuitant is named, then the Annuitant will be considered the Primary Annuitant. While the Annuitant is living and at least 30 days prior to the annuity commencement date, the Owner may, by Request, change the Annuitant.

Annuity Account - An account established by the Company in the name of the Owner that reflects all account activity under this Contract.

Annuity Account Value - The sum of the value of all Guarantee Periods credited to the Owner under the Annuity Account; less Transfers, partial withdrawals, amounts applied to an annuity option, periodic withdrawals, charges deducted under the Contract and, less Premium Tax, if any.

Annuity Payment Period - The period beginning on the annuity commencement date and continuing until all annuity payments have been made under the Contract.

Automatic Contribution Plan ("ACP") - A plan which allows for automatic periodic Contributions. The Contribution amount will be withdrawn from a designated pre-authorized account and automatically credited to the Annuity Account.

Beneficiary - The person(s) designated by the Owner, in the application, or as subsequently changed by the Owner by Request, to receive any death benefit which may become payable under the terms of the Contract. If the surviving spouse of an Owner is the surviving Joint Owner, the surviving spouse will become the Beneficiary upon such Owner's death and may elect to take the death benefit, if any, or elect to continue the Contract in force.

Company - First Great-West Life & Annuity Insurance Company, the issuer of this annuity, located at 125 Wolf Road, Suite 110, Albany, New York 12205.

Contingent Annuitant - The person named in the application, unless later changed by the Owner by Request while the Annuitant is alive and before annuity payments have commenced, who becomes the Annuitant when the Primary Annuitant dies. No new Contingent Annuitant may be designated after the death of the Primary Annuitant.

Contractual Guarantee of a Minimum Rate of Interest - The minimum interest rate applicable to each Guarantee Period equal to an annual effective rate in effect at the time the Contribution is made and as reflected in written confirmation of the Contribution. This is the minimum rate allowed by law and is subject to change in accordance with changes in applicable law. Under current law the minimum rate is 3%.

Contributions - Purchase amounts received under the Contract prior to any Premium Tax or other deductions.

Effective Date - The date on which the first Contribution is credited to the Annuity Account.

Guarantee Period - One of the time intervals available in the Guarantee Period Fund during which the Company will credit a stated rate of interest. The Company may stop offering any time interval at any time for new Contributions. Amounts allocated to one or more Guaranteed Periods may be subject to a Market Value Adjustment.

Guarantee Period Fund - A fixed interest investment option in which amounts allocated will be credited a stated rate of interest for the applicable Guarantee Period(s).

Guarantee Period Maturity Date - The last day of any Guarantee Period.

Individual Retirement Annuity (IRA) - An annuity contract used in a retirement savings program that is intended to satisfy the requirements of Section 408 of the Internal Revenue Code of 1986, as amended.

Market Value Adjustment - An adjustment which may be made to amounts paid out before the Guarantee Period Maturity Date due to surrenders, partial withdrawals, Transfers, amounts applied to the periodic withdrawal option or to purchase an annuity, as applicable. Market Value Adjustments may increase or decrease the amount payable on one of the above-described distributions. A negative adjustment may result in an effective interest rate lower than the applicable Contractual Guarantee of a Minimum Rate of Interest, and the value of the Contribution(s) allocated to the Guarantee Period being less than the Contribution(s) made. The Market Value Adjustment is detailed on page 5.

Non-Qualified Annuity Contract - An annuity contract which is not intended to be part of a qualified retirement plan and is not intended to satisfy the requirements of Section 408 of the Internal Revenue Code of 1986, as amended.

Owner (Joint Owner) or You - The person(s), while the Annuitant is living, named in the Contract Data Page who is entitled to exercise all rights and privileges under the Contract. Joint Owners must be husband and wife as of the date the Contract is issued. The Annuitant will be the Owner unless otherwise indicated in the application. If a Contract is purchased as an IRA, the Owner and the Annuitant must be the same individual and no Joint Owner may be named. Any reference to Owner in the singular tense shall include the plural, and vice versa, as applicable.

Payment Commencement Date - The date on which annuity payments or periodic withdrawals commence under a payment option. The Payment Commencement Date must be at least one year after the Effective Date of the Contract. If a Payment Commencement Date is not shown on the Contract Data Page, annuity payments will commence on the first day of the month of the Annuitant's 90th birthday. The Payment Commencement Date may be changed by the Owner within 60 days prior to commencement of annuity payments or it may be changed by the Beneficiary upon the death of the Owner. If this is an IRA, payments which satisfy the minimum distribution requirements of the Internal Revenue Code of 1986, as amended, must begin no later than the Owner's attainment of age 70 1/2.

Premium Tax - The amount of tax, if any, charged by a state or other governmental authority.

Request - Any written, telephoned, or computerized instruction in a form satisfactory to the Company and received at the Schwab Annuity Service Center (or other annuity service center subsequently named) from the Owner or the Owner's designee (as specified in a form acceptable to the Company) or the Beneficiary (as applicable) as required by any provision of the Contract or as required by the Company. All Requests are subject to any action taken or payment made by the Company before it was processed.

Schwab Annuity Service Center - P.O. Box 7806, San Francisco, California 94120-7806, telephone 800-838-0649.

Simplified Employee Pension - An individual retirement annuity (IRA) which may accept contributions from one or more employers under a retirement savings program intended to satisfy the requirements of Section 408(k) of the Internal Revenue Code of 1986, as amended.

Surrender Charge - a maximum charge of three percent will be assessed if funds are withdrawn in the first three Contract years.

Surrender Value - The Annuity Account Value with a Market Value Adjustment, if applicable, and/or less any Surrender Charge, if applicable, on the effective date of the surrender, less Premium Tax, if any.

Transaction Date - The date on which any Contribution or Request from the Owner will be processed by the Company at the Schwab Annuity Service Center. Contributions and Requests received after 4:00 p.m. EST/EDT will be deemed to have been received on the next business day. Requests will be processed each day that the New York Stock Exchange is open for trading.

Transfer - To move money among the Guaranteed Periods.

We, our, us, or First GWL&A:  First Great-West Life & Annuity Insurance Company.

                                          32
                          KEY FEATURES OF THE ANNUITY

The Contract currently allows Owners to invest in the Guarantee Period Fund which is comprised of Guarantee Periods, each of which has its own stated rate of interest and its own maturity date. The stated rate of interest for the Guarantee Period will depend on the date the Guarantee Period is established and the duration of the Guarantee Period you select from among those available. The rates declared are subject to a minimum (Contractual Guarantee of a Minimum Rate of Interest), but the Company may declare higher rates (the stated rate of interest). The Contractual Guarantee of a Minimum Rate of Interest will be disclosed in the written confirmation. The stated rate of interest will not be less than the Contractual Guarantee of a Minimum Rate of Interest and will also be disclosed in the written confirmation. Amounts withdrawn or transferred from a Guarantee Period prior to the Guarantee Period Maturity Date may be subject to a Market Value Adjustment. (See "Market Value Adjustment", p. 5.)

Who should invest. The Contract is designed for investors who are seeking long-term tax deferred asset accumulation on a fixed interest rate basis. The Contract can be used for retirement or other long-term investment purposes. The deferral of income taxes is particularly attractive to investors in high federal and state tax brackets who have already fully taken advantage of their ability to make IRA contributions or "pre-tax" contributions to their employer sponsored retirement or savings plans.

How to Invest. You must complete a Contract application form, in order to invest in the Contract, and pay by check or instruct us to transfer funds from your Schwab account. The minimum initial investment is $5,000 (or $2,000 if in an IRA). Subsequent investments must be at least $500. The minimum initial investment may be reduced to $1,000 should the Owner agree to make additional $100 per month minimum recurring deposits through an ACP.


Free Look Period. The Contract provides for a Free Look Period which allows you to cancel your investment generally within 10 days (30 days for replacement policies) of your receipt of the Contract. You can cancel the Contract during the Free Look Period by delivering or mailing the Contract to the Schwab Annuity Service Center. The cancellation is not effective unless we receive a notice which is postmarked before the end of the Free Look Period. If the Contract is returned, the contract will be void from the start and the greater of: (a) Contributions received less surrenders, withdrawals and distributions or (b) the Annuity Account Value less surrenders, withdrawals and distributions, will be refunded. These procedures may vary where required by state law.

(See "Application and Contributions," p. 6.)

Allocation of the Initial Investment. Your initial investment in the Guarantee Period Fund will be directly allocated to the Guarantee Period(s) specified in the application.

Charges and Deductions Under the Contract. The Contract is a "low load" annuity and, as such, imposes no sales charge when Contributions are made, and only a maximum Surrender Charge of three percent if funds are withdrawn in the first three Contract years.

No Contract Maintenance Charge will be deducted from your Annuity Account Value. There will be a transfer fee of $10 for each Transfer in excess of twelve Transfers per calendar year. (See "Charges and Deductions," p. 11.)

Depending on your state of residence, we may deduct a charge for Premium Tax from purchase payments or amounts withdrawn or at the Payment Commencement Date. (See "Charges and Deductions," p. 11.)

The Market Value Adjustment may increase or decrease the amount Transferred or withdrawn from the value of a Guarantee Period if the Guarantee Period is broken prior to the Guarantee Period Maturity Date. A negative adjustment may result in an effective interest rate lower than the stated rate of interest for the applicable Guarantee Period and the Contractual Guarantee of a Minimum Rate of Interest and the value of the Contribution(s) allocated to the Guarantee Period being less than the Contribution(s) made. (See "Market Value Adjustment," p. 5.)

Switching Investments. You may switch Contributions among the Guarantee Periods as often as you like with no immediate tax consequences. You may make a Transfer Request to the Schwab Annuity Service Center. A transfer fee may apply. (See "Charges and Deductions," p. 11.) Amounts Transferred out of a Guarantee Period prior to the Guarantee Period Maturity Date may be subject to a Market Value Adjustment. (See "Market Value Adjustment," p. 5.)

Full and Partial Withdrawals. You may withdraw all or part of your Annuity Account Value before the earlier of the annuity commencement date you selected or the Annuitant's or Owner's death. Withdrawals may be taxable and if made prior to age 59 1/2 may be subject to a 10% penalty tax. Withdrawals from a Guarantee Period prior to the Guarantee Period Maturity Date may be subject to Market Value Adjustment. (See "Market Value Adjustment," p. 5.) Amounts withdrawn also may be subject to a Surrender Charge. (See "Charges and Deductions," p. 11.) The minimum partial withdrawal prior to the Market Value Adjustment is $500. There is no limit on the number of withdrawals made. The Company may delay payment of withdrawals from the Guarantee Period Fund by up to 6 months. (See "Cash Withdrawals," p. 8.)

Annuity Options. Beginning on the first day of the month immediately following the annuity commencement date you select, you may receive annuity payments on a fixed basis. (The default date is the first day of the month that the Annuitant attains age 90.) A wide range of annuity options are available to provide flexibility in choosing an annuity payment schedule that meets your particular needs. These annuity options include payment options designed to provide payments for life (for either a single or joint life), with or without a guaranteed minimum number of payments. (See "Payment Options," p. 12.)

Death Benefit. The amount of the death benefit, if payable before annuity payments commence, will be the greater of (a) the Annuity Account Value with a Market Value Adjustment, if applicable, as of the date a Request for payment is received, less Premium Tax, if any; or (b) the sum of Contributions paid, less partial withdrawals and Periodic Withdrawals, less charges deducted under the Contract, if any, less Premium Tax, if any.
(See "Death Benefit," p. 9.)

Customer Service. Schwab's professional representatives are available toll-free to assist you. If you have any questions about your Contract, please telephone the Schwab Annuity Service Center (800-838-0649) or write to the Schwab Annuity Service Center at P.O. Box 7806, San Francisco, California 94120-7806. All inquiries should include the Contract number and the Owner's name. As a Contract Owner you will receive periodic statements confirming any transactions relating to your Contract, as well as a quarterly statement and an annual report.

                                   FEE TABLE

      The purpose of this table is to assist you in understanding the various costs and expenses that you will bear directly or indirectly when investing in the Contract. The information set forth should be considered together with the narrative provided under the heading "Charges and Deductions." In addition to the expenses listed below, a Premium Tax may be applicable.


Contract Owner Transaction Expenses

            Sales Load                                      None
            Surrender Fee                                   Maximum 3%
            Transfer Fee (First 12 Per Year)1               None
            Contract Maintenance Charge                     None



-------------
     1 There is a $10 fee for each Transfer in excess of twelve in any contract year.

                    FIRST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

      The Company is a stock life insurance company organized under the laws of the state of New York. First GWL&A was incorporated on April 9, 1996 and is a wholly owned subsidiary of Great-West Life & Annuity Insurance Company ("Great-West"). First GWL&A commenced operations upon receipt of its certificate of authority from the Superintendent of Insurance of New York on May 28, 1997.

      First GWL&A is principally engaged in the sale of life insurance, accident and health insurance and annuities. It is admitted to do business in the states of New York and Iowa.

     Great-West is a wholly-owned subsidiary of The Great-West Life Assurance Company ("GWL"). GWL is a subsidiary of Great-West Lifeco Inc., a holding company. Great-West Lifeco Inc. is in turn a subsidiary of Power Financial Corporation, a financial services company. Power Corporation of Canada, a holding and management company, has voting control of Power Financial Corporation. Mr. Paul Desmarais, through a group of private holding companies, which he controls, has voting control of Power Corporation of Canada.

                           THE GUARANTEE PERIOD FUND

Guarantee Period Fund

      Contributions under the Contract will be deposited to, and accounted for, in a non-unitized market value separate account established by the Company under
Section 4240 of the New York Insurance Code and in accordance with New York Regulation 128. A non-unitized separate account is a separate account in which the Owner does not participate in the performance of the assets through unit values. Therefore, Owner's do not receive a unit ownership of assets accounted for in this separate account. The assets accrue solely to the benefit of the Company and any gain or loss in the separate account is borne entirely by the Company. For amounts contributed, Owners will receive the Contract guarantees made by the Company.

      Contributions will be allocated to one or more Guarantee Periods of a duration selected by the Owner from those currently being offered by the Company. Every Guarantee Period offered by the Company will have a duration of at least one year. Contributions will be credited on the Transaction Date.

      Each Guarantee Period will have its own stated rate of interest and Guarantee Period Maturity Date. The stated rate of interest applicable to a Guarantee Period will depend on the date the Guarantee Period is established and the duration chosen by the Owner.

      As of the date of this prospectus, Guarantee Periods with time intervals of 1 to 10 years are offered. The Guarantee Periods may be changed in the future; however, any such modification will not have an impact on any Guarantee Period then in effect.

      The value of amounts in each Guarantee Period is the Owner's Contributions, less Premium Tax, if any, in that Guarantee Period, plus interest earned, less amounts distributed, withdrawn (in whole or in part), Transferred or applied to an annuity option, periodic withdrawals, and charges deducted under the Contract. If a Guarantee Period is broken, a Market Value Adjustment may be assessed. Any such amount withdrawn or Transferred from a Guarantee Period will be paid in accordance with the MVA formula. (See "Market Value Adjustment," p. 5.)

Investments

      The Company intends to invest in assets which, in the aggregate, have characteristics, especially cash flow patterns, reasonably related to the characteristics of its liabilities. Various techniques will be used to achieve the objective of close aggregate matching of assets and liabilities. The Company will primarily invest in investment-grade fixed income securities including:

          Securities   issued  by  the  U.S.   Government  or  its  agencies  or
     instrumentalities, which issues may or may not be guaranteed by the U.S. Government.

            Debt securities which have an investment grade, at the time of purchase, within the four highest grades assigned by Moody's Investment Services, Inc. (Aaa, Aa, A or Baa), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service.

            Other debt instruments, including, but not limited to, issues of banks or bank holding companies and of corporations, which obligations, although not rated by Moody's, Standard & Poor's, or other nationally recognized rating firms, are deemed by the Company's management to have an investment quality comparable to securities which may be purchased as stated above.

            Commercial paper, cash or cash equivalents, and other short-term investments having a maturity of less than one year which are considered by the Company's management to have investment quality comparable to securities which may be purchased as stated above.

      In addition, the Company may invest in futures and options. Financial futures and related options thereon and options on securities are purchased solely for non-speculative hedging purposes. The Company may sell a futures contract or purchase a put option on futures or securities to protect the value of securities held in or to be sold for the general account or the non-unitized separate account in the event the securities prices are anticipated to decline. Similarly, if securities prices are expected to rise, the Company may purchase a futures contract or a call option thereon against anticipated positive cash flow or may purchase options on securities.

      WHILE THE FOREGOING GENERALLY DESCRIBES THE INVESTMENT STRATEGY FOR THE GUARANTEE PERIOD FUND, THE COMPANY IS NOT OBLIGATED TO INVEST THE ASSETS ATTRIBUTABLE TO THE GUARANTEE PERIOD FUND ACCORDING TO ANY PARTICULAR STRATEGY, EXCEPT AS MAY BE REQUIRED BY NEW YORK AND OTHER STATE INSURANCE LAWS, NOR WILL THE STATED RATE OF INTEREST THAT THE COMPANY ESTABLISHES NECESSARILY RELATE TO THE PERFORMANCE OF THE NON-UNITIZED SEPARATE ACCOUNT.

Subsequent Guarantee Periods

      Prior to the date annuity payments commence, you may invest the value of amounts held in a maturing Guarantee Period in any Guarantee Period that we offer at that time. On the quarterly statement issued prior to the end of any Guarantee Period, we will notify you of the upcoming maturity of a Guarantee Period. THE GUARANTEE PERIOD AVAILABLE FOR NEW CONTRIBUTIONS MAY BE CHANGED AT ANY TIME, INCLUDING BETWEEN THE DATE OF NOTIFICATION OF A MATURING GUARANTEE PERIOD AND THE DATE A SUBSEQUENT GUARANTEE PERIOD BEGINS. Information regarding the current Guarantee Periods then available and their stated rate of interest may be obtained by calling the Schwab Annuity Service Center at:

                                1-800-838-0649.

      If the Company receives no direction from the Contract Owner by the Guarantee Period Maturity Date, the Company will automatically allocate the amount from the maturing Guarantee Period to a Guarantee Period equal in duration to the one just ended. If at that time, the duration previously chosen is no longer available, the amount will be allocated to the next shortest available Guarantee Period duration. In any event, a Guarantee Period will not renew for a term equal in duration to the one just ended if the Guarantee Period will mature after the Payment Commencement Date. No Guarantee Period may mature later than six months after a Payment Commencement Date. For example, if a 3-year Guarantee Period matures and the Payment Commencement Date begins 1 3/4 years from the Guarantee Period Maturity Date, the matured value will be transferred to a 2-year Guarantee Period.

Breaking A Guarantee Period

      Any Transfer, withdrawal or the selection of an annuity option prior to the Guarantee Period Maturity Date will be known as breaking a Guarantee Period. When a Request to break a Guarantee Period is received, the Guarantee Period that is closest to the Guarantee Period Maturity Date will be broken first. If a Guarantee Period is broken, a Market Value Adjustment may be assessed. The Market Value Adjustment may increase or decrease the value of the amount Transferred or withdrawn from the Guarantee Period Fund. The Market Value Adjustment may reduce the value of amounts held in a Guarantee Period below the amount of your Contribution(s) allocated to that Guarantee Period. (See "Market Value Adjustment," p. 5.)

Interest Rates

      Declared rates are effective annual rates of interest. The rate is guaranteed throughout the Guarantee Period. FOR GUARANTEE PERIODS NOT YET IN EFFECT, FIRST GWL&A MAY DECLARE INTEREST RATES DIFFERENT THAN THOSE CURRENTLY IN EFFECT. When a subsequent Guarantee Period begins, the rate applied will not be less than the rate then applicable to new Contracts of the same type with the same Guarantee Period.

      The stated rate of interest must be at least equal to the Contractual Guarantee of a Minimum Rate of Interest. The Company may declare higher rates. The Contractual Guarantee of a Minimum Rate of Interest is based on the applicable state standard non-forfeiture law which is currently 3% for the Contract.

      The determination of the stated rate of interest is influenced by, but does not necessarily correspond to, interest rates available on fixed income investments which the Company may acquire using funds deposited into the Guarantee Period Fund. In addition, the Company will consider other items in determining the stated rate of interest including regulatory and tax requirements, sales commissions and administrative expenses borne by the Company, general economic trends, and competitive factors.

Market Value Adjustment

      Distributions from the amounts allocated to a Guarantee Period due to a full surrender or partial withdrawal, Transfer, application of amounts to the periodic withdrawal option or to purchase an annuity, prior to a Guarantee Period Maturity Date will be subject to a Market Value Adjustment ("MVA"). A MVA may increase or decrease the amount payable on one of the above described distributions. Amounts available for a full surrender or partial withdrawal is the amount requested plus the MVA less any applicable Surrender Charge. The amount available for a Transfer is the amount requested plus the MVA. The MVA is calculated by multiplying the amount Requested by the Market Value Adjustment Factor ("MVAF").

      The MVA reflects the relationship as of the time of its calculation between (a) the U.S. Treasury Strip ask side yield as published in the Wall Street Journal on the last business day of the week prior to the date the stated rate of interest was established for the Guarantee Period; and (b) the U.S. Treasury Strip ask side yield as published in the Wall Street Journal on the last business day of the week prior to the week the Guarantee Period is broken. There would be a downward adjustment if Treasury rates at the time the Guarantee Period is broken exceed Treasury rates when the Guarantee Period was created. There would be an upward adjustment if Treasury rates at the time the Guarantee Period is broken, are lower than when the Guarantee Period was created. The MVA factor is the same for all Contracts.

1. The formula used to determine the MVA is:

            MVA = (amount applied) X (MVAF)

            The Market Value Adjustment Factor (MVAF) is:

            MVAF = {[(1 + i)/(1 + j)] N/12} - 1


      where:

            a) i is the U.S. Treasury Strip ask side yield as published in the Wall Street Journal on the last business day of the week prior to the date the stated rate of interest was established for the Guarantee Period. The term of i is measured in years and equals the term of the Guarantee Period;

            b) j is the U.S. Treasury Strip ask side yield as published in the Wall Street Journal on the last business day of the week prior to the week the Guarantee Period is broken. The term of j equals the remaining term to maturity of the Guarantee Period, rounded up to the higher number of years; and

            c) N is the number of complete months remaining until maturity.

      If N is less than 6, the MVA will equal 0.

2. The Market Value Adjustment will apply to any Guarantee Period six or more months prior to the Guarantee Period Maturity Date in each of the following situations:

               a) Transfer to another Guarantee Period offered under this Contract; or

            b)  Surrenders,  partial  withdrawals,   annuitization  or  Periodic
            Withdrawals; or

3. The Market Value Adjustment will not apply to any Guarantee Period having fewer than six months prior to the Guarantee Period Maturity Date in each of the following situations:

               a) Transfer to another Guarantee Period offered under this Contract; or

            b)  Surrenders,  partial  withdrawals,   annuitization  or  Periodic
            Withdrawals; or

            c) A single sum payment upon death of the Owner or Annuitant.

See Appendix A for Illustrations of the MVA.

                         APPLICATION AND CONTRIBUTIONS

Contributions

      All Contributions may be paid at the Schwab Annuity Service Center by a check payable to the Company or by transfer to the Company of available funds from your Schwab account.

      The initial Contribution for the Contract must be at least $5,000 (or $2,000 if for an IRA). Subsequent Contributions must be at least $500. This minimum initial investment may be reduced to $1,000, but only if you participate in an Automatic Contribution Plan and contribute at least $100 per month through a recurring deposit. A confirmation will be issued to you upon the acceptance of each Contribution.

      Your Contract will be issued and your Contribution generally will be accepted and credited within two business days after receipt of an acceptable application and receipt of the initial Contribution at the Schwab Annuity
Service Center. All Contributions can be paid to the Schwab Annuity Service Center by check (payable to First GWL&A) or by instructing Schwab to transfer to First GWL&A available funds or amounts from your account with Schwab. Acceptance is subject to there being sufficient information in a form acceptable to us and we reserve the right to reject any application or Contribution.

      The Schwab Annuity Service Center will process your application and Contributions. If your application is complete and your initial Contribution is being transferred from funds available in your Schwab account, then the Contribution will generally be credited within two business days following receipt of the application. If your application is incomplete, the Schwab Annuity Service Center will either complete the application from information Schwab has on file, or contact you for the additional information. No transfer of funds will be made from your Schwab account until your application is complete. The funds will be credited as Contributions to the Contract when they are transferred.

      If your Contribution is by check, and the application is complete, Schwab will use its best efforts to credit the Contribution on the day of receipt, but in all such cases it will be credited to your Contract within two business days of receipt. If your application is incomplete, the Schwab Annuity Service Center will complete the application from information Schwab has on file or contact you by telephone to obtain the required information. If your application remains incomplete for five business days, we will return to you both the check and the application unless you consent to our retaining the initial Contribution and crediting it as soon as the requirements are fulfilled.

      A Contract may be returned within ten days after receipt ("Free Look Period"). During the Free Look Period, all contributions will be processed as follows:

      (1) Contributions allocated to one or more of the then available Guarantee Periods will be allocated as directed, effective upon the Transaction Date at the stated rate and Guarantee Period Maturity Date then effective.

      (2) If the Contract is returned, the contract will be void from the start and the greater of: (a) Contributions received less surrenders, withdrawals and distributions or (b) the Annuity Account Value less surrenders, withdrawals and distributions, will be refunded. Exercising the return privilege requires the return of the Contract to the Company or to the Schwab Annuity Service Center.


      Additional Contributions may be made at any time prior to the Payment Commencement Date, as long as the Annuitant is living. Additional Contributions must be at least $500 or $100 per month if under an ACP. Additional Contributions will be credited within two business days following receipt.


      Total Contributions may exceed $1,000,000 with our prior approval.

      The Company reserves the right to modify the limitations set forth in this section.

                                   TRANSFERS

In General


      Prior to the Payment Commencement Date you may Transfer all or part of your Annuity Account Value among the available Guarantee Periods by telephone or by sending a Request to the Schwab Annuity Service Center or by calling the voice response unit @ 1-800-838-0649 (KeyTalk(R)). The Request must specify the amounts being Transferred, the Guarantee Period(s) from which the Transfer is to be made, and the Guarantee Period(s) that will receive the Transfer.


      Currently, there is no limit on the number of Transfers you can make during any Contract Year. There is no charge for the first twelve Transfers each Contract Year, but there will be a charge of $10 for each additional Transfer in each Contract Year. We reserve the right to limit the number of Transfers you make. The charge will be deducted from the amount transferred. All Transfers made on a single Transaction Date will be aggregated to count as only one Transfer toward the twelve free Transfers.

      A Transfer generally will be effective on the date the Request for Transfer is received by the Schwab Annuity Service Center if received before 4:00 p.m. Eastern Time. Under current law, there will not be any tax liability to you if you make a Transfer.

      When a Transfer is made before the Guarantee Period Maturity Date, the amount Transferred may be subject to a Market Value Adjustment. (See "Market Value Adjustment," p. 5.) A Request for Transfer from amounts in a Guarantee Period made prior to the Guarantee Period Maturity Date for Transfers on the Guarantee Period Maturity Date will not be counted for the purpose of determining any Transfer Fee on Transfers in excess of the twelve Transfers per year if these Transfers are to take place on the Guarantee Period Maturity Date.

Possible Restrictions

      We reserve the right without prior notice to modify, restrict, suspend or eliminate the Transfer privileges (including telephone Transfers) at any time. We reserve the right to require that all Transfer Requests be made by the Owner and not by an Owner's designee and to require that each Transfer Request be made by a separate communication to us. We also reserve the right to request that each Transfer Request be submitted in writing and be manually signed by the Owner; facsimile Transfer Requests may not be allowed.

                               CASH WITHDRAWALS

Withdrawals

      You (the Owner) may withdraw from the Contract all or part of your Annuity Account Value at any time during the life of the Annuitant and prior to the date annuity payments commence by Request at the Schwab Annuity Service Center subject to the rules below. Federal or state laws, rules or regulations may apply. The amount payable to you if you surrender your Contract is your Annuity Account Value, with a Market Value Adjustment, if any, and a Surrender Charge, if applicable, on the effective date of the surrender, and less any applicable Premium Tax. No withdrawals may be made after the date annuity payments commence.

      A Request for a partial withdrawal will result in a reduction in your Annuity Account Value equal to the sum of the dollar amount withdrawn. A Market Value Adjustment may apply. (See "Market Value Adjustment," p. 5.) In addition, the partial withdrawal may be subject to a Surrender Charge. The partial withdrawal proceeds may be greater or less than the amount requested, depending on the effect of the Market Value Adjustment, and the Surrender Charge.

      The minimum partial withdrawal before application of the MVA is $500. Partial withdrawals are unlimited; however, you must specify the Guarantee Period(s) from which the withdrawal is to be made. After any partial withdrawal, if the remaining Annuity Account Value is less than $2,000, then a full surrender may be required.

      The following terms apply:

      (a) No partial withdrawals are permitted after the date annuity payments commence.

      (b) A partial withdrawal will be effective upon the Transaction Date.

      (c) A partial withdrawal may be subject to the Market Value Adjustment provisions, the Guarantee Period Fund provisions of the Contract and the terms of the attached Guarantee Period Fund Rider(s), if any.

      (d) A partial withdrawal may be subject to a Surrender Charge.


      You may Request partial withdrawals from your Annuity Account Value and direct the Company to remit such withdrawn amounts directly to your designated Investment Manager or Financial Advisor (collectively "Consultant"). Any such withdrawal Requests must meet the minimum withdrawal requirements and all terms and conditions applicable to partial withdrawals, as described above. If your Annuity Account Value exceeds your "investment in the Contract," then you may be subject to income tax on withdrawals made from your Annuity Account even though payments are made by the Company directly to your Consultant. In addition, the Code may require us to withhold federal income taxes from withdrawals and report such withdrawals to the IRS. If you Request partial withdrawals to pay Consultant fees, your Annuity Account Value will be reduced by the sum of the fees paid to the Consultant and the related withholding, although you may elect, in writing, to have the Company not withhold federal income tax from withdrawals, unless withholding is mandatory for your Contract. If you are younger than 59 1/2, the taxable portion of any withdrawals made to pay Consultant fees will also generally be considered early withdrawals under the Code subjecting you to a 10% additional tax on the taxable portion of such withdrawals. You should consult a competent tax advisor prior to authorizing the withdrawal of any amounts from your Annuity Account to pay Consultant fees.

      Withdrawals made for any purpose may be taxable (this includes Periodic Withdrawals, discussed below). Moreover, the Internal Revenue Code (the "Code") provides that a 10% penalty tax may be imposed on the taxable portions of certain early withdrawals. The Code generally requires us to withhold federal income tax from withdrawals. However, generally you will be entitled to elect, in writing, not to have tax withholding apply unless withholding is mandatory for your Contract. Withholding applies to the portion of the withdrawal which is included in your income and subject to federal income tax. The tax withholding rate is 10% of the taxable amount of the withdrawal. Withholding applies only if the taxable amount of the withdrawal is at least $200. Some states also require withholding for state income taxes. (See "Federal Tax Matters," p. 15.)


      Withdrawal Requests must be in writing to ensure that your instructions regarding withholding are followed. In the absence of an adequate election, the Request will not be processed.

      After a withdrawal of all of your total Annuity Account Value, or at any time that your Annuity Account Value is zero, all your rights under the Contract will terminate.

      Since IRAs are offered by this prospectus, reference should be made to the applicable provisions of the Code for any additional limitations or restrictions on cash withdrawals.

                            TELEPHONE TRANSACTIONS

      We will employ reasonable procedures to confirm that instructions communicated by telephone are genuine and if we follow such procedures we will not be liable for any losses due to unauthorized or fraudulent instructions. However, we may be liable for such losses if we do not follow those reasonable procedures. The procedures we will follow for telephone transactions may include requiring some form of personal identification prior to acting on instructions received by telephone, providing written confirmation of the transaction, and/or tape recording the instructions given by telephone.

      We reserve the right to suspend telephone transaction privileges at any time, for some or all Contracts, and for any reason. Withdrawals are not permitted by telephone.

                                 DEATH BENEFIT

Payment of Death Benefit

      Before the date annuity payments commence, the death benefit, if any, will be equal to the greater of: (a) the Annuity Account Value with an MVA, if applicable, as of the date the Request for payment is received, less Premium Tax, if any, or (b) the sum of Contributions paid, less partial withdrawals and/or Periodic Withdrawals, less Premium Tax, if any. The death benefit will become payable following the Company's receipt of a Request from the Beneficiary. When an Owner or the Annuitant dies before the annuity commencement date and a death benefit is payable to a Beneficiary, the death benefit proceeds will remain invested in accordance with the allocation instructions given by the Owner(s) until new allocation instructions are Requested by the Beneficiary or until the death benefit is actually paid to the Beneficiary. The death benefit will be determined as of the date payments commence. Subject to the distribution rules set forth below, payment of the death benefit may be Requested to be made as follows:

      A.  Proceeds from the Guarantee Period(s)

            1.    payment in a single sum; or
            2. payment under any of the annuity options provided under this Contract

      In any event, no payment of benefits provided under the Contract will be allowed that does not satisfy the requirements of Section 72(s) of the Code and any other applicable federal or state laws, rules or regulations.

DISTRIBUTION RULES

1.  Death of Annuitant

      Upon the death of the Annuitant while the Owner is living, and before the annuity commencement date, the Company will pay the death benefit to the Beneficiary unless there is a Contingent Annuitant.

      If a Contingent Annuitant was named by the Owner(s) prior to the Annuitant's death, and the Annuitant dies before the annuity commencement date while the Owner and Contingent Annuitant are living, no death benefit will be payable by reason of the Annuitant's death and the Contingent Annuitant will become the Annuitant.

      If the Annuitant dies after the date annuity payments commence and before the entire interest has been distributed, any benefit payable must be distributed to the Beneficiary in accordance with and at least as rapidly as under the payment option applicable to the Annuitant on the Annuitant's date of death.

      If a corporation or other non-individual is an Owner, or if the deceased Annuitant is an Owner, the death of the Annuitant will be treated as the death of an Owner and the Contract will be subject to the "Death of Owner" provisions described below.

2.  Death of Owner

      If the Owner is not the Annuitant:

      (1) If there is a Joint Owner who is the surviving spouse of the deceased Owner, the Joint Owner will become the Owner and Beneficiary and may elect to take the death benefit or elect to continue the Contract in force.

      (2) In all other cases, the Company will pay the death benefit to the Beneficiary even if a Joint Owner (who was not the Owner's spouse on the date of the Owner's death), the Annuitant and/or the Contingent Annuitant are alive at the time of the Owner's death, unless the sole Beneficiary is the deceased Owner's surviving spouse and the Beneficiary elects to become the Owner and Annuitant and to continue the Contract in force.

      If the Owner is not the Annuitant, and the Owner dies after annuity payments commence and before the entire interest has been distributed while the Annuitant is living, any benefit payable will continue to be distributed to the Annuitant at least as rapidly as under the payment option applicable on the Owner's death. All rights granted the Owner under the Contract will pass to any surviving Joint Owner and, if none, to the Annuitant.

      If the Owner is the Annuitant (Owner/Annuitant):

      (1) If there is a Joint Owner who is the surviving spouse of the deceased Owner and a Contingent Annuitant, the Joint Owner will become the Owner and the Beneficiary, the Contingent Annuitant will become the Annuitant, and the Contract will continue in force.

      (2) If there is a Joint Owner who is the surviving spouse of the deceased Owner but no Contingent Annuitant, the Joint Owner will become the Owner, Annuitant and Beneficiary and may elect to take the death benefit or continue the Contract in force.

      (3) In all other cases, the Company will pay the death benefit to the Beneficiary, even if a Joint Owner (who was not the Owner's spouse on the date of the Owner's death), Annuitant and/or Contingent Annuitant are alive at the time of the Owner's death, unless the sole Beneficiary is the deceased Owner's surviving spouse and the Beneficiary Requests to become the Owner and Annuitant and to continue the Contract in force.

      Any death benefit payable to the Beneficiary upon an Owner's death will be distributed as follows:

      (1) If the Owner's surviving spouse is the person entitled to receive benefits upon the Owner's death, the surviving spouse will be treated as the Owner and will be allowed to take the death benefit or continue the Contract in force; or

      (2) If the Beneficiary is a non-spouse individual, she/he may elect, not later than one year after the Owner's date of death, to receive the death benefit in either a single sum or payment under any of the fixed annuity options available under the Contract, provided that (a) such annuity is distributed in substantially equal installments over the life or life expectancy of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary; and (b) such distributions begin not later than one year after the Owner's date of death. If no election is received by the Company from a non-spouse Beneficiary such that substantially equal installments have begun not later than one year after the Owner's date of death, then the entire amount must be distributed within five years of the Owner's date of death. The death benefit will be determined as of the date the payments commence; or

      (3) If a corporation or other non-individual entity is entitled to receive benefits upon the Owner's death, the death benefit must be completely distributed within five years of the Owner's date of death.

Beneficiary

      You may select one or more Beneficiaries. If more than one Beneficiary is selected, unless you indicate otherwise, they will share equally in any death benefit payable. You may change the Beneficiary any time before the Annuitant's death.

      You may, while the Annuitant is living, change the Beneficiary by Request. A change of Beneficiary will take effect as of the date the Request is processed by the Schwab Annuity Service Center, unless a certain date is specified by the Owner. If the Owner dies before the Request was processed, the change will take effect as of the date the Request was made, unless the Company has already made a payment or otherwise taken action on a designation or change before receipt or processing of such Request. A beneficiary designated irrevocably may not be changed without the written consent of that Beneficiary, except as allowed by law.

      The interest of any Beneficiary who dies before the Owner or the Annuitant will terminate at the death of the Beneficiary. The interest of any Beneficiary who dies at the time of, or within 30 days after, the death of an Owner or the Annuitant will also terminate if no benefits have been paid to such Beneficiary, unless the Owner otherwise indicates by Request. The benefits will then be paid as though the Beneficiary had died before the deceased Owner or Annuitant. If no Beneficiary survives the Owner or Annuitant, as applicable, the Company will pay the death benefit proceeds to the Owner's estate.

      If the surviving spouse of an Owner is the surviving Joint Owner, the surviving spouse will become the Beneficiary upon such Owner's death and may elect to take the death benefit or may elect to continue the Contract in force. If there is no surviving Joint Owner, and no named Beneficiary is alive at the time at the time of an Owner's death, any benefits payable will be paid to the Owner's estate.

Contingent Annuitant

      While the Annuitant is living, the Owner(s) may, by Request, designate or change a Contingent Annuitant from time to time. A change of Contingent Annuitant will take effect as of the date the Request is processed at the Schwab Annuity Service Center, unless a certain date is specified by the Owner(s).

                            CHARGES AND DEDUCTIONS

      No  deductions  are made  from  Contributions  except  for any  applicable
Premium Tax. Therefore, the full amount of the Contributions (less any applicable Premium Tax) are invested in the Contract.

      As more fully described below, charges under the Contract are assessed only as deductions for Premium Tax, if applicable, for certain Transfers, and as a Surrender Charge, if applicable. In addition, a Market Value Adjustment may apply to withdrawals and surrenders, Transfers, amounts applied to purchase an annuity, if the amounts held in a Guarantee Period are paid out prior to the Guarantee Period Maturity Date.

Surrender Charge

      A maximum  Surrender  Charge of three  percent  (3%)  will be  applied  to amounts withdrawn/distributed within the first three Contact years. The Surrender Charge applies to the amounts withdrawn/distributed after they have been adjusted by any MVA. The applicable Surrender Charge will decrease over time as indicated in the table below.

      Years Completed         Percentage of Distribution

            1                       3%
            2                       2%
            3                       1%
            4+                      0%

      The Contract describes specific situations in which there is no Surrender Charge, such as death, annuitization, other than in a single sum, and Periodic Withdrawals of at least 36 months.

Premium Tax

      We may be required to pay state premium taxes or retaliatory taxes currently ranging from 0% to 3.5% in connection with Contributions or values under the Contracts. Currently, the premium tax rate in New York for annuities is 0%. Depending upon applicable state law, we will deduct charges for the premium taxes we incur with respect to a particular Contract from the Contributions, from amounts withdrawn, or from amounts applied on the Payment Commencement Date. In some states, charges for both direct premium taxes and retaliatory premium taxes may be imposed at the same or different times with respect to the same Contribution, depending on applicable state law.

Transfer Fee

      There will be a $10 charge for each Transfer in excess of twelve Transfers in any calendar year. We do not expect a profit from the transfer fee for excess Transfers.

Other Taxes

      Under present laws, we will incur state or local taxes (in addition to the Premium Tax described above) in New York. No charges are currently made for taxes other than Premium Tax. However, we reserve the right to deduct charges in the future for federal, state, and local taxes or the economic burden resulting from the application of any tax laws that we determine to be attributable to the Contracts.

                                PAYMENT OPTIONS

Periodic Withdrawal Option

      The Owner may Request that all or part of the Annuity Account Value be applied to a Periodic Withdrawal Option. The amount applied to a Periodic Withdrawal is the Annuity Account Value with an MVA, if applicable, less Premium Tax or Surrender Charges, if any.

      In Requesting Periodic Withdrawals, the Owner must elect:

      -     The withdrawal frequency of either 12, 6, 3, or 1 month intervals;

      -     A withdrawal amount; a minimum of $100 is required;

      -     The calendar day of the month on which withdrawals will be made;

      -     One withdrawal option; and

     - The allocation of withdrawals from the Owner's Guarantee Period(s) as follows:

            1) Prorate the amount to be paid across all Guarantee Periods in proportion to the assets in each sub-account; or

            2) Select the Guarantee Period(s) from which withdrawals will be made. Once the Guarantee Periods have been depleted, the Company will automatically prorate the remaining withdrawals against all remaining available Guarantee Periods unless the Owner Requests the selection of another Guarantee Period.

      The Owner may elect to change the withdrawal option and/or the frequency once each calendar year.

      While Periodic Withdrawals are being received:
      1. the Owner may continue to exercise all contractual rights that are available prior to electing an annuity option, except that no Contributions may be made;
      2. for Periodic Withdrawals from Guarantee Periods six or more months prior to its Guarantee Period Maturity Date, a Market Value Adjustment, if applicable, will be assessed;
      3. the Owner may keep the same Guarantee Periods as were in force before periodic withdrawals began;
      4. charges and fees under the Contract continue to apply; and 5. maturing Guarantee Periods renew into the shortest Guarantee Period then available.

      Periodic Withdrawals will cease on the earlier of the date:

     1. the amount elected to be paid under the option selected has been reduced to zero;

      2. the Annuity Account Value is zero; or 3. the Owner Requests that withdrawals stop; 4. an Owner or the Annuitant dies.

      The Owner must elect one of the following five (5) withdrawal options:

      1. Income for a Specified Period for at least thirty-six (36) months - The Owner elects the duration over which withdrawals will be made. The amount paid will vary based on the duration.

      2. Income of a Specified Amount for at least thirty-six (36) months - The Owner elects the dollar amount of the withdrawals. Based on the amount elected, the duration may vary; or

      3. Interest Only - The withdrawals will be based on the amount of interest credited to the Guarantee Period Fund between each withdrawal; or

      4. Minimum Distribution - If this is an IRA contract, the Owner may Request minimum distributions as specified under Code Section 401(a)(9); or

      5. Any Other Form for a period of at least thirty-six (36) months - Any other form of Periodic Withdrawal which is acceptable to the Company.

      If Periodic Withdrawals cease, the Owner may resume making Contributions. The Owner may elect to restart a Periodic Withdrawal program; however, the Company may limit the number of times the Owner may restart a Periodic Withdrawal program.


      Periodic Withdrawals made for any purpose may be taxable, subject to withholding and subject to the 10% penalty tax. IRAs are subject to complex rules with respect to restrictions on and taxation of distributions, including the applicability of penalty taxes. A competent tax adviser should be consulted before a Periodic Withdrawal Option is requested. (See "Federal Tax Matters," p. 15.)

      You may Request a Periodic Withdrawal to remit fees paid to your Investment Manager or Financial Advisor; however, any such Periodic Withdrawal Requests must meet the requirements and comply with all terms and conditions applicable to Periodic Withdrawals, as described above. As well, there may be income tax consequences to any Periodic Withdrawal made for this purpose. (See "Cash Withdrawals," page .)


Annuity Date

      The date annuity payments commence may be chosen when the Contract is purchased or at a later date. This date must be at least one year after the initial Contribution. In the absence of an earlier election, the annuity date is the first day of the month of the Annuitant's 90th birthday.

      If an option has not been elected within 30 days of the annuity commencement date, the Annuity Account Value will be applied under Annuity Payment Option 3, discussed below, to provide payments for life with a guaranteed period of 20 years.

      Under section 401(a)(9) of the Code, a Contract which is purchased and used in connection with an Individual Retirement Account or with certain other plans qualifying for special federal income tax treatment is subject to complex "minimum distribution" requirements, which require that distributions under such a plan must begin by a specific date, and also that the entire interest of the plan participant must be distributed within certain specified periods under formulas that specify minimum annual distributions. The application of the minimum distribution requirements to each person will vary according to the person's age and other circumstances. A prospective purchaser may wish to consult a competent tax adviser regarding the application of the minimum distribution requirements. (See "Federal Tax Matters," p. 15.)

Annuity Options

      An annuity option may be selected by the Owner when the Contract is purchased, or at a later date. This selection may be changed, by Request, at any time up to 30 days before the annuity date. In the absence of an election, payments will automatically commence on the annuity date as described above. The amount to be applied is the Annuity Account Value on the annuity date. The minimum amount that may be withdrawn from the Annuity Account Value to purchase an annuity payment option is $2,000 with an MVA, if applicable. If the amount is less than $2,000, the Company may pay the amount in a single sum subject to the Contract provisions applicable to a partial withdrawal. Payments may be elected to be received monthly, quarterly, semi-annually or annually. Payments to be made under the annuity payment option selected must be at least $50. The Company reserves the right to make payments using the most frequent payment interval which produces a payment of not less than $50. The maximum amount that may be applied under any payment option is $1,000,000, unless prior approval is obtained from the Company.

      A single sum payment may be elected. If it is, then the amount to be paid is the Surrender Value. If an owner elects an annuity option, then the amount to be applied is the Annuity Account Value, as of the annuity commencement date with an MVA, if applicable, less any applicable Premium Tax.

Annuity Payment Options

      Option 1: Income of Specified Amount

      The amount applied under this option may be paid in equal annual, semiannual, quarterly or monthly installments of the dollar amount elected for not more than 240 months. Upon death of the Annuitant, the Beneficiary will begin to receive the remaining payments at the same interval that was elected by the Owner.

      Option 2: Income for a Specified Period

      Payments are paid annually, semiannually, quarterly or monthly, as elected, for a selected number of years not to exceed 240 months. Upon death of the Annuitant, the Beneficiary will begin to receive the remaining payments at the same interval that was elected by the Owner.

      Option 3: Fixed Life Annuity with Guaranteed Period

      This option provides for monthly payments during a designated period and thereafter throughout the lifetime of the Annuitant. The designated period may be 5, 10, 15 or 20 years. Upon death of the Annuitant, for each remaining designated period, the amounts payable under this payment option will be paid to the Beneficiary.

      Option 4: Fixed Life Annuity

      This annuity is payable monthly during the lifetime of the Annuitant, terminating with the last payment due prior to the death of the Annuitant. Since no minimum number of payments is guaranteed, this option may offer the maximum level of monthly payments of the annuity options. It is possible that only one payment may be made if the Annuitant died before the date on which the second payment was due. No other payments nor death benefits would be payable.

      Option 5: Any Other Form

      This option allows an Owner the ability to choose any other form of annuity which is acceptable to the Company.

                                           ***

      For annuity options involving life income, the actual age and/or sex of the Annuitant will affect the amount of each payment. We reserve the right to ask for satisfactory proof of the Annuitant's age. We may delay annuity payments until satisfactory proof is received. Since payments to older Annuitants are expected to be fewer in number, the amount of each annuity payment under a selected annuity form will be greater for older Annuitants than for younger Annuitants.

      If the age of the Annuitant has been misstated, the payments established will be made on the basis of the correct age. If payments were too large because of misstatement, the difference with interest may be deducted by the Company from the next payment or payments. If payments were too small, the difference with interest may be added by the Company to the next payment. This interest is at an annual effective rate which will not be less than the Contractual Guarantee of a Minimum Rate of Interest.

      The Payment Commencement Date and annuity options available for IRAs may also be controlled by endorsements, the plan documents, or applicable law.

      Once payments start under the annuity form selected by the Owner: (a) no changes can be made in the annuity form, (b) no additional Contributions will be accepted under the Contract, and (c) no further withdrawals, other than withdrawals made to provide annuity benefits, will be allowed.

                                      ***

      A portion or the entire amount of the annuity payments may be taxable as ordinary income. If, at the time the annuity payments begin, we have not received a proper written election not to have federal income taxes withheld, we must by law withhold such taxes from the taxable portion of such annuity payments and remit that amount to the federal government (an election not to have taxes withheld is not permitted for certain Qualified Contracts). State income tax withholding may also apply. (See "Federal Tax-Matters," below.)

                              FEDERAL TAX MATTERS

Introduction

      The following discussion is a general description of federal income tax considerations relating to the Contracts and is not intended as tax advice. Further, this discussion is based on the assumption that the Contract qualifies as an annuity contract for federal income tax purposes. This discussion is not intended to address the tax consequences resulting from all of the situations in which a person may be entitled to or may receive a distribution under the Contract. Any person concerned about these tax implications should consult a competent tax adviser before initiating any transaction. This discussion is based upon our understanding of the present federal income tax laws as they are currently interpreted by the Internal Revenue Service. No representation is made as to the likelihood of the continuation of the present federal income tax laws or of the current interpretation by the Internal Revenue Service. Moreover, no attempt has been made to consider any applicable state or other tax laws.

      The Contract may be purchased on a non-tax qualified basis ("Non-Qualified Contract") or purchased and used in connection with IRAs. The ultimate effect of federal income taxes on the amounts held under a Contract, on annuity payments, and on the economic benefit to you, the Annuitant, or the Beneficiary may depend on the type of Contract, and on the tax status of the individual concerned. In addition, certain requirements must be satisfied in purchasing an IRA and receiving distributions from an IRA in order to continue receiving favorable tax treatment. Therefore, purchasers of IRAs should seek competent legal and tax advice regarding the suitability of the Contract for their situation, the applicable requirements, and the tax treatment of the rights and benefits of the Contract. The following discussion assumes that an IRA is purchased with proceeds from and/or Contributions that qualify for the intended special federal income tax treatment.

Tax Status

      The Company is taxed as a life insurance company under Part I of Subchapter L of the Code.

Taxation of Annuities

In General

      Section 72 of the Code governs taxation of annuities in general. An Owner who is a natural person generally is not taxed on increases (if any) in the value of an Annuity Account Value until distribution occurs by withdrawing all or part of the Annuity Account Value (e.g., withdrawals or annuity payments under the annuity form elected). However, under certain circumstances, the Owner may be subject to taxation currently. In addition, an assignment, pledge, or agreement to assign or pledge any portion of the Annuity Account Value generally will be treated as a distribution. The taxable portion of a distribution (in the form of a single sum payment or an annuity) is taxable as ordinary income. An IRA Contract may not be assigned as collateral.

      The Owner of any annuity contract who is not a natural person (e.g. a corporation) generally must include in income any increase in the excess of the Annuity Account Value over the "investment in the contract" (discussed below) during each taxable year. The rule does not apply where the non-natural person is the nominal owner of a Contract and the beneficial owner is a natural person. The rule also does not apply in the following circumstances: (1) where the annuity Contract is acquired by the estate of a decedent, (2) where the Contract is held under an IRA, (3) where the Contract is a qualified funding asset for a structured settlement, and (4) where the Contract is purchased on behalf of an employee upon termination of a qualified plan. A prospective Owner that is not a natural person may wish to discuss these matters with a competent tax adviser.

      The following discussion generally applies to a Contract owned by a natural person.

Withdrawals

      In the case of a withdrawal under an IRA, including withdrawals under the Periodic Withdrawal Option, a ratable portion of the amount received may be non-taxable. The amount of the non-taxable portion is generally determined by the ratio of the "investment in the contract" to the individual's total accrued benefit under the retirement plan. The "investment in the contract" generally equals the amount of any nondeductible Contributions paid by or on behalf of any individual. Special tax rules may be available for certain distributions from an IRA.

      With respect to Non-Qualified Contracts, partial withdrawals, including Periodic Withdrawals, are generally treated as taxable income to the extent that the Annuity Account Value immediately before the withdrawal exceeds the "investment in the contract" at that time. If a partial withdrawal is made from a Guarantee Period which is subject to a Market Value Adjustment, then the Annuity Account Value immediately before the withdrawal will not be altered to take into account the Market Value Adjustment. As a result, for purposes of determining the taxable portion of the partial withdrawal, the Annuity Account Value will not reflect the amount, if any, deducted from or added to the Guarantee Period due to the Market Value Adjustment. Full surrenders are treated as taxable income to the extent that the amount received exceeds the "investment in the contract." The taxable portion of any annuity payment is taxed at ordinary income tax rates.

Annuity Payments

      Although the tax consequences may vary depending on the annuity form elected under the Contract, in general, only the portion of the annuity payment that represents the amount by which the Annuity Account Value exceeds the "investment in the contract" will be taxed; after the investment in the contract is recovered, the full amount of any additional annuity payments is taxable. For fixed annuity payments, in general there is no tax on the portion of each payment which represents the same ratio that the "investment in the contract" bears to the total expected value of the annuity payments for the term of the payments; however, the remainder of each annuity payment is taxable. Once the investment in the Contract has been fully recovered, the full amount of any additional annuity payments is taxable. If the annuity payments cease as a result of an Annuitant's death before full recovery of the "investment in the contract," you should consult a competent tax adviser regarding the deductibility of the unrecovered amount.

Penalty Tax


      In the case of a distribution pursuant to a Non-Qualified Contract, there may be imposed a federal income tax penalty equal to 10% of the amount treated as taxable income. In general, however, there is no penalty tax on distributions: (1) made on or after the date on which the Owner attains age 59 1/2; (2) made as a result of death or disability of the Owner; or (3) received in substantially equal periodic payments (at least annually for the life or life expectancy of the Owner or the joint lives or life expectancies of the Owner and a "designated beneficiary." Other exemptions or tax penalties may apply to distributions from a Non-Qualified Contract or certain distributions pursuant to an IRA. For more details regarding these exemptions or penalties consult a competent tax adviser.


Taxation of Death Benefit Proceeds

      Amounts may be distributed from the Contract because of the death of an Owner or the Annuitant. Generally such amounts are includible in the income of the recipient as follows: (1) if distributed in a lump sum, they are taxed in the same manner as a full surrender, as described above, or (2) if distributed under an annuity form, they are taxed in the same manner as annuity payments, as described above.

Distribution-at-Death Rules


      In order to be treated as an annuity contract, the terms of the Contract must provide the following two distribution rules: (A) if any Contract Owner dies on or after the date annuity payments commence, and before the entire interest in the Contract has been distributed, the remainder of his/her interest will not be distributed under a slower distribution schedule than that provided for in the method in effect on the Contract Owner's death; and (B) if any Contract Owner dies before the date annuity payments commence, his/her entire interest must generally be distributed within five years after the date of death provided that if such interest is payable to a designated Beneficiary, then such interest may be made over the life of that designated Beneficiary or over a period not extending beyond the life expectancy of that Beneficiary, so long as payments commence within one year after the Contract Owner's death. If the sole designated Beneficiary is the spouse of the Contract Owner, the Contract may be continued in the name of the spouse as Contract Owner. The designated Beneficiary is the natural person designated by the terms of the Contract or by the Contract Owner as the individual to whom ownership of the contract passes by reason of the Contract Owner's death. If the Contract Owner is not an individual, then for purposes of the distribution at death rules, the Primary Annuitant is considered the Contract Owner. In addition, when the Contract Owner is not an individual, a change in the Primary Annuitant is treated as the death of the Contract Owner. Distributions made to a Beneficiary upon the Owner's death from an IRA must be made pursuant to the rules in Section 401(a)(9) of the Code.


Transfers, Assignments, or Exchanges

      A Transfer of ownership of a Contract, the designation of an Annuitant, Payee or other Beneficiary who is not also the Owner, or the exchange of a Contract may result in adverse tax consequences to the Owner that are not discussed herein. An Owner contemplating any such designation, transfer, assignment, or exchange of a Contract should contact a competent tax adviser with respect to the potential tax effects of such a transaction.

Multiple Contracts

      All deferred, non-qualified annuity contracts that are issued by the Company (or our affiliates) to the same Owner during any calendar year will be treated as one annuity contract for purposes of determining the amount includible in gross income under section 72(e) of the Code. Amounts received under any such Contract may be taxable (and may be subject to the 10% Penalty
Tax) to the extent of the combined income in all such Contracts. In addition, the Treasury Department has specific authority to issue regulations that prevent the avoidance of section 72(e) through the serial purchase of annuity contracts or otherwise. Congress has also indicated that the Treasury Department may have authority to treat the combination purchase of an immediate annuity contract and separate deferred annuity contracts as a single annuity contract under its general authority to prescribe rules as may be necessary to enforce the income tax laws.

Withholding

      Annuity distributions generally are subject to withholding for the recipient's federal income tax liability at rates that vary according to the type of distribution and the recipient's tax status. Recipients, however, generally are provided the opportunity to elect not to have tax withheld from distributions. Certain distributions from IRAs are subject to mandatory federal income tax withholding.

Possible Changes in Taxation

      In past years, legislation has been proposed that would have adversely modified the federal taxation of certain annuities. For example, one such proposal would have changed the tax treatment of non-qualified annuities that did not have "substantial life contingencies" by taxing income as it is credited to the annuity. There is always the possibility that the tax treatment of annuities could change by legislation or other means (such as IRS regulations, revenue rulings, judicial decisions, etc.). Moreover, it is also possible that any change could be retroactive (that is, effective prior to the date of the change).

Section 1035 Exchanges


      Code Section 1035 provides that no gain or loss shall be recognized on the exchange of one annuity contract for another. Contracts issued on or after January 19, 1985 in an exchange for another annuity contract are treated as new contracts for the purposes of the penalty and distribution at death rules. Special rules apply to Contracts issued prior to August 14, 1982. Prospective Owners wishing to take advantage of a Section 1035 exchange should consult their tax adviser.


Individual Retirement Annuities

      The Contract may be used with IRAs as described in Section 408 of the Code which permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity. Also, certain kinds of distributions from certain types of qualified and non-qualified retirement plans may be "rolled over" following the rules set out in the Code to maintain favorable tax treatment, to an Individual Retirement Annuity. The sale of a Contract for use with an IRA may be subject to special disclosure requirements of the Internal Revenue Service. Purchasers of the Contract for use with IRA's will be provided with supplemental information required by the Internal Revenue Service or other appropriate agency. Such purchasers will have the right to revoke their purchase within seven days of purchase of the IRA Contract.

      Various tax penalties may apply to contributions in excess of specified limits, distributions that do not satisfy specified requirements, and certain other transactions. The Contract will be amended as necessary to conform to the requirements of the Code. Purchasers should seek competent advice as to the suitability of the Contract for use with IRA's.

      If a Contract is issued in connection with an employer's Simplified Employee Pension ("SEP") plan, Owners, Annuitants and Beneficiaries are cautioned that the rights of any person to any of the benefits under the Contract may be subject to the terms and conditions of the plan itself, regardless of the terms and conditions of the Contract.

      If a Contract is purchased to fund an IRA the Annuitant must also be the Owner. In addition, if a Contract is purchased to fund an IRA, minimum distributions must commence not later than April 1st of the calendar year following the calendar year in which you attain age 70 1/2. You should consult your tax adviser concerning these matters.


      At the time the Initial Contribution is paid, a prospective purchaser must specify whether he or she is purchasing a Non-Qualified Contract or an IRA. If the initial Contribution is derived from an exchange or surrender of another annuity contract, we may require that the prospective purchaser provide information with regard to the federal income tax status of the previous annuity contract. We will require that persons purchase separate Contracts if they desire to invest monies qualifying for different annuity tax treatment under the Code. Each such separate Contract would require the minimum initial Contribution stated above. Additional Contributions under a Contract must qualify for the same federal income tax treatment as the initial Contribution under the Contract; we will not accept an additional Contribution under a Contract if the federal income tax treatment of such Contribution would be different from that of the initial Contribution.

Seek Tax Advice

      The foregoing discussion of the federal income tax consequences is only a brief summary and is not intended as tax advice. Further, the federal income tax consequences discussed herein reflect our understanding of current law and the law may change. Federal estate tax consequences and state and local estate, inheritance, and other tax consequences of ownership or receipt of distributions under a Contract depend on the individual circumstances of each Owner or recipient of the distribution. A COMPETENT TAX ADVISER SHOULD BE CONSULTED FOR FURTHER INFORMATION.

                            ASSIGNMENTS OR PLEDGES

      Generally, rights in the Contract may be assigned or pledged for loans at any time during the life of the Annuitant; however, if the Contract is an IRA, the Owner may not assign the Contract as collateral.

      If a non-IRA Contract is assigned, the interest of the assignee has priority over the interest of the Owner and the interest of the Beneficiary. Any amount payable to the assignee will be paid in a single sum.

      A copy of any assignment must be submitted to the Company at the Schwab Annuity Service Center. Any assignment is subject to any action taken or payment made by the Company before the assignment was processed. The Company is not responsible for the validity or sufficiency of any assignment.

      If any portion of the Annuity Account Value is assigned or pledged for a loan, it may be treated as a distribution. A competent tax adviser should be consulted for further information.

                         DISTRIBUTION OF THE CONTRACTS

     Charles Schwab & Co., Inc. ("Schwab") is the distributor of the Contracts. Schwab is registered with the Securities and Exchange Commission as a broker/dealer and is a member of the National Association of Securities Dealers, Inc. ("NASD"). Its principal offices are located at 101 Montgomery, San Francisco, California 94104, telephone 800-838-0649.

      Certain administrative services are provided by Schwab to assist the Company in the processing of the Contracts, which services are described in written agreements between Schwab and the Company.

      The Company has agreed to indemnify Schwab (and its agents, employees, and controlling persons) for certain damages arising out of the sale of the Contracts, including those arising under the securities laws.


             SELECTED
             FINANCIAL
               DATA

                 The following is a summary of certain financial data of the Company. This summary has been derived in part from, and should be read in conjunction with, the financial statements of the Company included elsewhere in this Prospectus.


      (Dollars in Thousands)


                                                         For the Period from
                                                         April 4, 1997
                                                         (Inception) through
                                                          December 31, 1997

         INCOME STATEMENT DATA
          Premiums and other                                 $       21
         income
          Net investment income                                     243
          Total Revenues                                            264

          Total benefits and expenses                               213
          Income tax expense                                          18

                                                             ============

          Net Income                                         $       33

                                                             ============


         BALANCE SHEET DATA
            Investment assets                                $  5,381
            Separate account assets                              9,045
            Total assets                                       16,154
            Total policyholder liabilities                            84
            Total shareholder's equity                           6,538


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

The Company

      The Company is authorized to engage in the sale of life insurance, annuities, and accident and health insurance. The Company became licensed to do business in New York and Iowa in 1997. The Company's business is currently limited to the sale of individual annuity products.

     The Company was capitalized on April 4, 1997. The table that follows summarizes premiums and deposits for the period April 4, 1997 through December 31, 1997. For further information concerning the Company.

           (Dollars in Thousands)

           Premiums and other income                   $ 21
           Deposits for Investment-type contracts
                                                         84
           Deposits to Separate Accounts
                                                        9,121


      Management's discussion and analysis of financial condition and results of operations of the Company for the period from April 4, 1997 (inception) to December 31, 1997 follows. In connection with, and because it desires to take advantage of, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions readers regarding certain forward-looking statements contained in the following discussion and elsewhere in this report and in any other statements made by, or on behalf of, the Company, whether or not in future filings with the SEC. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, or other developments. In particular, statements using verbs such as "expect," "anticipate," "believe," or words of similar import generally involve forward-looking statements. Without limiting the foregoing, forward-looking statements include statements which represent the Company's beliefs concerning future or projected levels of sales of the Company's products, investment spreads or yields, or the earnings or profitability of the Company's activities.

      Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable events or developments, some of which may be national in scope, such as general economic conditions and interest rates, some of which may be related to the insurance industry generally, such as pricing competition, regulatory developments and industry consolidation, and others of which may relate to the Company specifically, such as credit, volatility and other risks associated with the Company's investment portfolio, and other factors. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the SEC.

Results of Operations

      The Company's operations during the period April 4, 1997 (inception) to December 31, 1997 were focused on obtaining a New York insurance license (which occurred May 28, 1997), and preliminary marketing activities.

      Sales have been limited to individual fixed and variable qualified and non-qualified deferred annuities marketed through Charles Schwab & Co., Inc. Although sales of fixed annuities have been minimal ($84 thousand), contributions received for variable annuities were $9.1 million for the period the Company has been licensed.

      The net income of $33 thousand was the result of investment income on surplus less operating expenses associated with establishing the Company.

      It is expected that the sale of individual annuities will continue and increase during 1998. The Company will continue to focus its efforts on individual annuity sales while continuing to develop other products for submission to the New York Department of Insurance for approval.

      The Company's investment strategies and portfolios are intended to match the duration of the related liabilities and provide sufficient cash flow to meet obligations while maintaining a competitive rate of return. At December 31, 1997, $5.0 million of the Company's general funds were invested in a U.S. Treasury Note with a maturity date of May 31, 1998, and the remainder in short term investments.

Liquidity and Capital Resources

      The Company meets its operating requirements by maintaining appropriate levels of liquidity in its investment portfolio. Liquidity for the Company is strong, as evidenced by significant amounts of short-term investments and cash, which totaled $2.0 million as of December 31, 1997. As discussed above, the Company and GWL&A have an agreement whereby GWL&A has undertaken to provide the Company with certain financial support related to maintaining required statutory surplus and liquidity.

Accounting Pronouncements

      Effective January 1, 1998, the Company will implement SFAS No. 130, "Reporting Comprehensive Income", which requires the disclosure of comprehensive income and its components. The Company recognizes unrealized gains and losses, net of adjustments, on its investments available for sale portfolio. These items are considered to be comprehensive income.

      Effective October 1, 1998, the Company will implement the disclosure requirements of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. The Company anticipates, with the adoption of SFAS No. 131, that it will incorporate segment disclosures of its current operating units. The Company believes the segment information required to be disclosed under SFAS No. 131 will be more comprehensive than previously provided, including expanded disclosures of income statement and balance sheet items for each of its reportable operating segments.

Year 2000

      As mentioned, GWL&A provides administrative services to the Company. GWL&A has a number of existing computer programs that use only two digits to identify a year in the date field, which creates a problem with the upcoming change in the century. GWL&A has developed detailed plans that it expects to rectify the year 2000 problem. These plans include modifying programs where necessary, replacing certain programs with year 2000 compliant software, and working with vendors and business partners including banks, custodians and investment managers, who need to become year 2000 compliant. The resources that are being devoted to this effort are substantial. Management estimates that the total cost to implement these plans will not be material, and has budgeted the expense as part of its computer systems operating costs in 1998 and early 1999. GWL&A anticipates that its systems will be year 2000 compliant on or about first quarter 1999, but there can be no assurance that GWL&A will be successful, or that interaction with other service providers will not impair the Company's Services at that time.

Reserves

      Reserves for deferred annuities are equal to cumulative deposits plus credited interest less withdrawals and other charges. With additions from deposits to be received and interest, such reserves are expected to be sufficient to meet the Company's contract obligations at their maturities, and pay expected death or retirement benefits or surrender requests.

Investments

      GWL&A  manages  the  Company's   general  and  Separate   Account   funds.
Investments under management at year-end 1997 totaled $14.4 million, comprised of $5.4 million of general funds and $9.0 million of Separate Account assets.

      The limited size of the Company's investment portfolio makes it difficult to diversify and avoid industry concentration at this time. At December 31, 1997, $5.0 million of the Company's general funds were invested in a U.S. Treasury Note with a maturity date of May 31, 1998, and the remainder in short term investments.

Regulation

General

             The Company must comply with the insurance laws of New York and Iowa. This includes regulations governing rates, solvency, standards of business conduct and various insurance and investment products. The form and content of statutory financial reports and the type and concentration of investments are also regulated.

      The Company's operations and accounts are subject to examination by the New York Insurance Division at specified intervals.

Solvency Regulation

      The National Association of Insurance Commissioners has adopted risk-based capital rules for life insurance companies. These rules recommend a specified level of capital depending upon the types and quality of investments held, the types of business written, and the types of liabilities maintained. Depending on the ratio of the insurer's adjusted capital to its risk based capital, the insurer could be subject to various regulatory actions ranging from increased scrutiny to conservatorship. Based on the Company's December 31, 1997 statutory financial reports, the Company was well within these rules.

      The National Association of Insurance Commissioners Insurance Regulatory Information System ratios are another set of tools used by regulators to provide an "early warning" as to when a company may require special attention. There are twelve categories of financial data with defined usual ranges for each. For 1997, the Company anticipates that it will fall outside of the usual ranges for several categories due to the start-up nature of its operations.

Insurance Holding Company Regulations

      The Company is subject to and complies with insurance holding company regulations in New York. These regulations contain certain restrictions and reporting requirements for transactions between an insurer and its affiliates, including the payments of dividends. They also regulate changes in control of an insurance company.

Securities Laws

      The Company is subject to various levels of regulation under federal securities laws. The Company's Separate Accounts are registered under the Investment Company Act of 1940 and the offerings of the Company's annuity products are registered under the Securities Act of 1933.

Ratings

      The Company is rated by a number of nationally recognized rating agencies. The ratings represent the opinion of the rating agencies on the financial strength of the Company and its ability to meet the obligations of its insurance policies. The ratings take into account an agreement whereby GWL&A has undertaken to provide the Company with certain financial support related to maintaining required statutory surplus and liquidity; however, these ratings and the Company's financial strength do not extend to the investment return or principal value of the Company's separate accounts.

Rating Agency              Measurement                           Rating

-------------------------  ------------------------------------  ----------


A.M. Best Company          Financial Condition and Operating     AA+    *
                           Performance

Duff & Phelps              Claims Paying Ability                 AAA    *
Corporation

Standard & Poor's          Claims Paying Ability                 AA
Corporation                                                      **

Moody's Investors          Insurance Financial Strength          Aa3
Service                                                          ***

*     Highest ratings available.
**   Third highest rating out of 19 rating categories.
***  Fourth highest rating out of 19 rating categories.

Miscellaneous

      No customer accounted for 10% or more of the Company's consolidated revenues in 1997. The Company's business is not dependent on a single customer or a few customers, the loss of which would have a significant effect on the Company.

      As mentioned, the Company distributes its annuity products through Charles Schwab and Co., Inc. pursuant to a marketing agreement. The loss of business from this agent would have a material effect on the Company's distribution process.

      The Company and GWL&A have an administration service agreement whereby GWL&A administers, distributes, and underwrites business for the Company and administers the Company's investment portfolio The Company leases its home office in Albany, New York.

Directors and Officers

      Set forth below is information concerning the Company's directors and executive officers, together with their principal occupation for the past five years. Unless otherwise indicated, all of the directors have been engaged for not less than five years in their present principal occupations or in another executive capacity with the companies or firms identified.

Director                              Principal Occupation(s) For
                                            Last Five Years

Marcia D. Alazraki             Partner, Kalkines, Arky, Zall &
                       Bernstein LLP since January, 1998;
                      previously Counsel, Simpson Thacher &
                                    Bartlett

James Balog                    Company Director

James W. Burns, O.C.           Chairman of the Boards of Great-West
                         Lifeco, Great-West Life, London
                      Insurance Group Inc. and London Life
                       Insurance Company; Deputy Chairman,
                               Power Corporation

Paul Desmarais, Jr.            Chairman and Co-Chief Executive Officer,
                       Power Corporation; Chairman, Power
                               Financial

Robert Gratton                 Chairman of the Board of GWL&A;
                               President and Chief Executive Officer,
                               Power Financial

N. Berne Hart (1)              Company Director

Stuart Z. Katz                 Partner, Fried, Frank, Harris, Shriver &
                               Jacobson

William T. McCallum            Chairman, President and Chief Executive
                               Officer of the Company; President and
                         Chief Executive Officer, GWL&A;
                     President and Chief Executive Officer,
                    United States Operations, Great-West Life

Brian E. Walsh (1)             Co-Founder and Managing Partner, Veritas
                               Capital Management, LLC since September
                               1997; previously Partner, Trinity L.P.
                               from January 1996; previously Managing
                               Director and Co-Head, Global Investment
                               Bank, Bankers Trust Company


Executive Officers                    Principal Occupation(s) For
                                            Last Five Years

William T. McCallum Chairman, Chairman, President and Chief Executive President and Chief Executive Officer of the Company; President and
Officer                        Chief Executive Officer, GWL&A;
                               President and Chief Executive Officer,
                               United States Operations, Great-West Life

Dennis Low                     Executive Vice President, Financial
Executive Vice President,      Services of the Company, GWL&A and
Financial Services             Great-West Life

James D. Motz                  Executive Vice President, Employee
Executive Vice President,      Benefits of the Company, GWL&A and
Employee Benefits              Great-West Life

Douglas L. Wooden              Executive Vice President, Financial
Executive Vice President,      Services of the Company, GWL&A and
Financial Services             Great-West Life

Mitchell T.G. Graye            Senior Vice President, Chief Financial
Senior Vice President, Chief   Officer of the Company and GWL&A; Senior
Financial Officer              Vice President, Chief Financial Officer,
                         United States, Great-West Life

John T. Hughes                 Senior Vice President, Chief Investment
Senior Vice President,         Officer of the Company and GWL&A; Senior
Chief Investment Officer       Vice President, Chief Financial Officer,
                         United States, Great-West Life

D. Craig Lennox                Senior Vice President, General Counsel
Senior Vice President,         and Secretary of the Company and GWL&A;
General Counsel and Secretary  Senior Vice President and Chief U.S.
                         Legal Officer, Great-West Life

Martin Rosenbaum               Senior Vice President, Employee Benefits
Senior Vice President,         Operations of the Company, GWL&A and
Employee Benefits Operations   Great-West Life

Robert K. Shaw                 Senior Vice President, Individual
Senior Vice President,         Markets of the Company, GWL&A and
Individual Markets             Great-West Life


Compensation of Executive Officers

      The executive officers of the Company are not compensated for their services to the Company. They are compensated as executive officers of GWL&A.

Compensation of Directors

      For each director of the Company who is not also a director of GWL&A, Great-West Life or Great-West Lifeco, the Company pays an annual fee of $10,000. For each director of the Company who is also a director of GWL&A, Great-West Life or Great-West Lifeco, the Company pays an annual fee of $5,000. The Company pays each director a meeting fee of $1,000 for each meeting of the Board of Directors or a committee thereof attended. In addition, all directors are reimbursed for incidental expenses. The above amounts are paid in the currency of the country of residence of the director.

Security Ownership of Certain Beneficial Owners

      As of March 1, 1998, the following sets out the beneficial owners of more than 5% of the Company's voting securities:

(1) 100% of the Company's 2,500 outstanding common shares are owned by Great-West Life & Annuity Insurance Company, 8515 East Orchard Road, Englewood, Colorado 80111.

(2) 100% of GWL&A's outstanding common shares are owned by The Great-West Life Assurance Company, 100 Osborne Street North, Winnipeg, Manitoba, Canada R3C 3A5.

(3) 99.5% of the outstanding common shares of The Great-West Life Assurance Company are owned by Great-West Lifeco Inc., 100 Osborne Street North, Winnipeg, Manitoba, Canada R3C 3A5.

(4) 81.2% of the outstanding common shares of Great-West Lifeco Inc. are controlled by Power Financial Corporation, 751 Victoria Square, Montreal, Quebec, Canada H2Y 2J3.

(5) 67.7% of the outstanding common shares of Power Financial Corporation are owned by 171263 Canada Inc., 751 Victoria Square, Montreal, Quebec, Canada H2Y 2J3.

(6) 100% of the outstanding common shares of 171263 Canada Inc. are owned by Marquette Communications Corporation, 751 Victoria Square, Montreal, Quebec, Canada H2Y 2J3.

(7)   100%  of  the  outstanding  common  shares  of  Marquette   Communications
      Corporation are owned by Power Corporation of Canada, 751 Victoria Square, Montreal, Quebec, Canada H2Y 2J3.

(8) Mr. Paul Desmarais, 751 Victoria Square, Montreal, Quebec, Canada H2Y 2J3, through a group of private holding companies, which he controls, has voting control of Power Corporation of Canada.

Security Ownership of Management

      The following table sets out the number of equity securities, and exercisable options for equity securities, of the Company or any of its parents or subsidiaries, beneficially owned, as of March 1, 1998, by (i) the directors of the Company; and (ii) the directors and executive officers of the Company as a group.

-------------------------------------------------------------------------------

                                              Company

                   ------------------------------------------------------------
                   ------------------------------------------------------------

                   The         Great-West   Power Financial   Power Corporation
                   Great-West  Lifeco Inc.  Corporation       of Canada
                   Life
                   Assurance
                   Company
                   (1)         (2)          (3)               (4)

                   ------------------------------------------------------------

Directors


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

M.D. Alazraki           -           -               -                 -

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

J. Balog                -           -               -                 -

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

J. W. Burns            50         56,000          4,000            200,320
                                                               101,750 options

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

P. Desmarais, Jr.      50         30,000            -          306,750 options

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

R. Gratton              -        165,000         155,000            2,500
                                            2,160,000 options  150,000 options

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

N.B. Hart               -           -               -                 -

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

S.Z. Katz               -           -               -                 -

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

W.T. McCallum          17         35,133         52,000               -
                                  60,000
                                 options

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

B.E. Walsh              -           -               -               3,700

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


Directors and Executive
Officers as a Group


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                       117       317,635         275,600           206,520
                                 185,600    2,368,000 options  558,500 options
                                 options

-------------------------------------------------------------------------------


(1) All holdings are common shares of The Great-West Life Assurance Company. (2) All holdings are common shares, or where indicated, exercisable options for common shares, of Great-West Lifeco Inc.
(3) All holdings are common shares, or where indicated, exercisable options for common shares, of Power Financial Corporation.
(4) All holdings are subordinate voting shares, or where indicated, exercisable options for subordinate voting shares, of Power Corporation of Canada.

      The number of common shares and exercisable options for common shares of Power Financial Corporation held by R. Gratton represents 1.31% of the total number of common shares and exercisable options for common shares of Power Financial Corporation outstanding. The number of common shares and exercisable options for common shares of Power Financial Corporation held by the directors and executive officers as a group represents 1.50% of the total number of common shares and exercisable options for common shares of Power Financial Corporation outstanding. None of the remaining holdings set out above exceed 1% of the total number of shares and exercisable options for shares of the class outstanding.

Certain Relationships and Related Transactions

      M.D. Alazraki, a director of the Company, was an attorney with two law firms which provided legal services to the Company. From January 1, 1997 through March 16, 1998, the amount of such services was approximately $218,000.


                        RIGHTS RESERVED BY THE COMPANY

      The Company reserves the right to make certain changes if, in its judgment, they would best serve the interests of Owners and Annuitants or would be appropriate in carrying out the purposes of the Contracts. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, the Company will obtain your approval of the changes and approval from any appropriate regulatory authority. Such approval may not be required in all cases, however. Examples of the changes the Company may make include:

      - To make any changes required by the Internal Revenue Code or by any other applicable law in order to continue treatment of the Contract as an annuity.

      - To make any other necessary technical changes in the Contract in order to conform with any action the above provisions permit the Company to take, including to change the way the Company assess charges, but without increasing as to any then outstanding Contract the aggregate amount of the types of charges which the Company has guaranteed.

                               LEGAL PROCEEDINGS

      The Company is currently not a party to, and its property is not currently subject to, any material legal proceedings. The lawsuits to which the Company may be a party are, in the opinion of management, in the ordinary course of business, and are not expected to have a material adverse effect on the financial results, conditions or prospects of the Company.

                                 LEGAL MATTERS


      Advice regarding certain legal matters concerning the federal securities laws applicable to the issue and sale of the Contract has been provided by Jorden Burt Boros Cicchetti Berenson & Johnson LLP. The organization of the Company, the Company's authority to issue the Contract, and the validity of the form of the Contract have been passed upon by W. Kay Adam, Vice President, Counsel and Associate Secretary of the Company.


                                    EXPERTS


      The financial statements of First Great-West Life & Annuity Insurance Company for the period April 4, 1997 [Inception] to December 31, 1997 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                             AVAILABLE INFORMATION

      The Company has filed a registration statement ("Registration Statement") with the Commission under the 1933 Act relating to the Contracts offered by this prospectus. This prospectus has been filed as a part of the Registration
Statement and does not contain all of the information set forth in the Registration Statement and exhibits thereto. Reference is hereby made to the Registration Statement and exhibits for further information relating to us and the Contracts. Statements contained in this prospectus, as to the content of the Contracts and other legal instruments, are summaries. For a complete statement of the terms thereof, reference is made to the instruments as filed as exhibits to the Registration Statement. The Registration Statement and its exhibits may be inspected and copied at the offices of the Commission located at 450 Fifth Street, N.W., Washington, D.C.

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith it has filed file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities on the Commission at Room 1024, 450 Fifth Street, N.W., Washington D.C., and at the Commission's Regional Offices located at 75 Park Place, New York, New York, and Northwestern Atrium Center, 500 West Madison Street, Ste. 1400, Chicago, Illinois. Copies of such materials also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The commission maintains a Web Site that contains reports and information statements and other information regarding the Company, which files such documents electronically with the Commission, at the following address: http://www.sec.gov.

                                  Appendix A

On  the  following   pages  are  four  examples  of  Market  Value   Adjustments
illustrating (1) increasing interest rates, (2) decreasing interest rates, (3) flat interest rates, and (4) less than 6 months to maturity.


Example #1 - Increasing Interest Rates

      Deposit:                      $25,000 on November 1, 1996
      Maturity Date:                December 31, 2006
      Interest Guarantee Period:          10 years
      i:                      assumed to be 6.15%
      Surrender Date:               July 1, 2001
      j:                      7.00%
      Amount Surrendered:           $10,000
      N:                      65

            MVAF  =     {[(1 + i)/(1 + j)]N/12} - 1
                  =     {[1.0615/1.07]65/12} - 1
                  =     .957718 - 1
                  =     -.042282

            MVA   =     (amount Transferred or surrendered) x MVAF
                  =     $10,000 x - .042282
                  =     - $422.82

Surrender Value   =  (amount   Transferred  or  surrendered  +  MVA)  x  (1  -
Surrender Charge)
                        =     ($10,000 + - $22.82) x (1 - 0)
                        =     $9,577.18

      Example #2 - Decreasing Interest Rates

      Deposit:                      $25,000 on November 1, 1996
      Maturity Date:                December 31, 2006
      Interest Guarantee Period:          10 years
      i:                      assumed to be 6.15%
      Surrender Date:               July 1, 2001
      j:                      5.00%
      Amount Surrendered:           $10,000
      N:                      65

            MVAF  =     {[(1 + i)/(1 + j)]N/12} - 1
                  =     {[1.0615/1.05]65/12} - 1
                  =     1.060778-1
                  =     .060778

            MVAF  =     (amount Transferred or surrendered) x MVAF
                  =     $10,000 x .060778
                  =     $607.78

Surrender Value   =  (amount   Transferred  or  surrendered  +  MVA)  x  (1  -
Surrender Charge)
                        =     ($10,000 + $607.78) x  (1 - 0)
                              =     $10,607.78

      Example #3 - Flat Interest Rates

      Deposit:                      $25,000 on November 1, 1996
      Maturity Date:                December 31, 2006
      Interest Guarantee Period:          10 years
      i:                      assumed to be 6.15%
      Surrender Date:               July 1, 2001
      j:                      6.24%
      Amount Surrendered:           $10,000
      N:                      65

            MVAF  =     {[(1 + i)/(1 + j)]N/12} - 1
                  =     {[1.0615/1.0624]65/12} - 1
                  =     .995420 - 1
                  =     -.004580

            MVAF  =     (amount Transferred or surrendered) x MVAF
                  =     $10,000 x -.004589
                  =     -$45.80

Surrender Value    =  (amount  Transferred  or  surrendered  +  MVA)  x  (1  -
Surrender Charge)
                        =     ($10,000 - $45.80) x (1 - 0)
                        =     $9,954.20




      Example #4 - N is less than 6 (less than 6 months to maturity)

      Deposit:                      $25,000 on November 1, 1996
      Maturity Date:                December 31, 2006
      Interest Guarantee Period:          10 years
      i:                      assumed to be 6.15%
      Surrender Date:               July 1, 2006
      j:                      7.00%
      Amount Surrendered:           $10,000
      N:                      5

      MVAF  =     {[(1 + i)/(1 + j)]N/12} - 1
            =     {[1.0615/1.07]5/12} - 1
            =     .99668 - 1
            =     -.00332
            However, N is less than 6, so MVAF = 0

      MVAF  =     (amount Transferred or surrendered) x MVAF
            =     $10,000 x 0
            =     $0

Surrender Value=(amount  Transferred  or  surrendered  + MVA) x (1 -  Surrender
Charge)
                  =     ($10,000 + $0) x (1 - 0)
                  =     $10,000

                    FRIST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY (A wholly-owned subsidiary of
           Great-West Life & Annuity Insurance Company)




        Financial Statements for the period from April 4, 1997 [Inception] to December 31, 1997 and Independent Auditor's Report

INDEPENDENT AUDITORS' REPORT


Tothe Board of Directors  and  Stockholder  of First  Great-West  Life & Annuity
  Insurance Company:

We have  audited  the  accompanying  balance  sheet of First  Great-West  Life &
Annuity Insurance Company (a wholly-owned subsidiary of Great-West Life and Annuity Insurance Company) as of December 31, 1997, and the related statements of income, stockholder's equity, and cash flows for the period from April 4, 1997 [inception] to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of First Great-West Life & Annuity Insurance Company as of December 31, 1997, and the results of its operations and its cash flows for the period from April 4, 1997 [inception] to December 31, 1997 in conformity with generally accepted accounting principles.




DELOITTE & TOUCHE  LLP
Denver, Colorado

January 23, 1998

FIRST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

BALANCE SHEET
DECEMBER 31, 1997
----------------------------------------------------------------------
[Dollars in thousands except for share information.]

ASSETS

INVESTMENTS:
  Fixed maturities, available-for-sale, at fair value (amortized cost $4,987)  $        4,995
  Short-term investments, available-for-sale (cost approximates fair value)               386

--------------
      Total Investments                                                                 5,381

Cash                                                                                    1,648
Investment income due and accrued                                                          24
Other assets                                                                                6
Deferred income taxes                                                                      50
Separate account assets                                                                 9,045

--------------

      TOTAL ASSETS                                                             $       16,154

==============

LIABILITIES AND STOCKHOLDER'S EQUITY

POLICY BENEFIT LIABILITIES:
  Policy reserves                                                              $           84

GENERAL LIABILITIES:
  Due to Parent Corporation                                                               155
  Other liabilities                                                                       332
  Separate account liabilities                                                          9,045

--------------
      Total Liabilities                                                                 9,616

--------------

STOCKHOLDER'S EQUITY:
  Common stock, $1,000 par value, 2,500 shares authorized,
     issued and outstanding                                                             2,500
  Additional paid-in capital                                                            4,000
  Net unrealized gain on securities available-for-sale                                      5
  Retained earnings                                                                        33

--------------
      Total Stockholder's Equity                                                        6,538

--------------

      TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                               $       16,154

==============


See notes to financial statements.

FIRST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

STATEMENT OF INCOME
FOR THE PERIOD APRIL 4, 1997 [INCEPTION] TO DECEMBER 31, 1997
-----------------------------------------------------------------------------------------------
[Dollars in Thousands]






REVENUES:
  Annuity contract charges and premiums                                       $           21
  Net investment income                                                                  243

---------------

                                                                                         264

---------------
EXPENSES:
  Commissions                                                                              9
  Operating expenses                                                                     204

---------------

                                                                                         213

---------------

INCOME BEFORE INCOME TAXES                                                                51

PROVISION FOR INCOME TAXES:
  Current                                                                                 71
  Deferred                                                                               (53)

---------------

                                                                                          18

---------------

NET INCOME                                                                    $           33

===============












See notes to financial statements.

FIRST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

STATEMENT OF STOCKHOLDER'S EQUITY
FOR THE PERIOD APRIL 4, 1997 [INCEPTION] TO DECEMBER 31, 1997
-----------------------------------------------------------------------------------------------------------------------------------
[Dollars in Thousands]

                                                                          Additional
Net
                                                                           Paid-in
Unrealized      Retained
                                               Shares        Amount        Capital
Gains         Earnings        Total
                                            -------------  ------------  -------------
-------------  -------------  -------------

Capital contribution                            2,500    $     2,500   $      4,000
$              $              $      6,500

Change in net unrealized
gains
5                             5

Net
income
33              33
                                            -------------  ------------  -------------
-------------  -------------  -------------

BALANCE, DECEMBER 31, 1997                      2,500    $     2,500   $      4,000
$          5   $        33    $      6,538
                                            =============  ============  =============
=============  =============  =============














See notes to financial statements.

FIRST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

STATEMENT OF CASH FLOWS
FOR THE PERIOD APRIL 4, 1997 [INCEPTION] TO DECEMBER 31, 1997
-----------------------------------------------------------------------------------------------
[Dollars in Thousands]



OPERATING ACTIVITIES:

    Net income                                                                  $          33
    Adjustments to reconcile net income to
      net cash provided by operating activities -
       Amortization of investments
(19)
       Deferred income taxes
(53)
    Changes in assets and liabilities:
        Investment income due and accrued
(24)
        Other, net                                                                        326

-------------
                 Net cash provided by operating activities                                263

-------------

INVESTING ACTIVITIES:

    Purchases of fixed maturity investments -
             Available-for-sale
(5,354)

-------------
                 Net cash used in investing activities
(5,354)

-------------

FINANCING ACTIVITIES:

    Contract deposits                                                                      84
    Due to Parent Corporation                                                             155
    Capital contributions                                                               6,500

-------------
                 Net cash provided by financing activities                              6,739

-------------

NET INCREASE IN CASH                                                                    1,648

CASH, BEGINNING OF PERIOD                                                                   0

-------------

CASH, END OF PERIOD                                                             $       1,648

=============





See notes to financial statements.

FIRST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD APRIL 4, 1997 [INCEPTION] TO DECEMBER 31,1997
----------------------------------------------------------------------
[Dollars in Thousands, except Share Amounts]


1.      ORGANIZATION

        Organization - First Great-West Life & Annuity Insurance Company (the Company) is a wholly-owned subsidiary of Great-West Life & Annuity Insurance Company (the Parent Corporation). The Company was incorporated as a stock life insurance company in the State of New York and was capitalized on April 4, 1997, through a $6,000 cash investment from the Parent Corporation for 2,000 shares of common stock. On December 29, 1997, the Company issued an additional 500 shares of common stock to the Parent Corporation for $500. The Company was licensed as an insurance company in the State of New York on May 28, 1997.

        Basis of Presentation - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.      SIGNIFICANT ACCOUNTING PRINCIPLES

        Cash - Cash includes only amounts in demand deposit accounts.

        Investments - Fixed maturity investments available-for-sale are carried at fair value, with the net unrealized gain or loss included as a component of stockholder's equity. If a decline in fair value is determined to be other than temporary, the investment will be written down and a realized loss recognized. The fair values of publicly traded fixed maturities are obtained from an independent pricing service.

        The amortized cost of fixed maturities available-for-sale is adjusted for the amortization of premium and accretion of discounts using the effective interest method over the estimated life of the related bonds. Such amortization is included in net investment income.

        At December 31, 1997, the fixed maturity investment consisted of one U.S. Treasury Note with a maturity date of May 31, 1998.

        Short-term investments include securities purchased with initial maturities of one year or less and are carried at amortized cost. The Company considers short-term investments to be available-for-sale and amortized cost approximates fair value.

        At December 31, 1997, the short-term investment consisted of one commercial paper with a maturity date of August 17, 1998.

        Separate Account - Separate Account assets and related liabilities are carried at fair value. The Company's Separate Accounts invest in shares of various external mutual funds.

        Due to Parent Corporation - Due to Parent Corporation includes amounts due on demand.

        Policy Reserves - Annuity contract reserves without life contingencies of $84 are carried at contractholders' account value. The carrying value of policy reserves is a reasonable estimate of fair value.

        Recognition of Premium Income and Expenses - Revenues for annuity and other contracts without significant life contingencies are recognized as received. They consist of contract charges for the cost of insurance, contract administration, and surrender fees that have been assessed against the contract account balance during the period.

        Income Taxes - Income taxes are recorded using an asset and liability approach which requires, among other provisions, the recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, all expected future events (other than the enactments or changes in the tax laws or rules) are considered.

        Temporary differences which give rise to the deferred tax assets and liabilities as of December 31, 1997, are as follows:

                                                       Deferred          Deferred Tax
                                                      Tax Asset            Liability
                                                   -----------------    ----------------

          Deferred acquisition cost proxy tax   $          53        $
          Investment assets                                                     3
                                                   -----------------    ----------------

          Total deferred taxes                  $          53        $          3
                                                   =================    ================

        Amounts related to investment assets above include $3 related to the unrealized gains on the Company's fixed maturities available-for-sale at December 31, 1997.

        The Company and its Parent have entered into an income tax allocation agreement whereby the Parent could file a consolidated federal income tax return. Under the agreement the Company is responsible for and will receive the benefits of any income tax liability or benefit computed on a separate basis. In 1997 the Company will not file on a consolidated basis with its Parent.

 3.      RELATED-PARTY TRANSACTIONS

        The Company and the Parent Corporation have service agreements whereby the Parent Corporation administers, distributes, and underwrites business for the Company and administers the Company's investment portfolio and the Company provides services for the Parent Corporation. Certain operating expenses represent allocations made between the Parent Corporation and the Company for services provided pursuant to these service agreements. These transactions are summarized as follows:

Investment   management   expense  (included  in  net  investment  income)  $  4
Administrative and underwriting payments (included in operating expenses) (14)

        The Company and the Parent  Corporation  have an  agreement  whereby the
        Parent  Corporation   provides  certain  financial  support  related  to
        maintaining adequate regulatory surplus and liquidity.

4.      DIVIDEND RESTRICTIONS

        The Company's net income and capital and surplus, as determined in accordance with statutory accounting principles and practices for December 31, 1997, are as follows (unaudited):

          Net Loss                    $        (19)
          Capital and Surplus                6,469

        As an insurance company domiciled in the State of New York, the Company is required to maintain a minimum of $6,000 of capital and surplus. In addition, the maximum amount of dividends which can be paid to stockholders is subject to restrictions relating to statutory surplus and statutory adjusted net investment income. The Company should be able to pay dividends of $242 in 1998. The Company paid no dividends in 1997.